Exhibit 18

Preferability Letter of Ernst & Young LLP, Independent Registered Public Accounting Firm

March 9, 2011

Board of Directors

Trex Company, Inc.

Ladies and Gentlemen:

Note 2 of the Notes to the Consolidated Financial Statements of Trex Company, Inc. (the “Company”) included in its Form 10-K for the period ended December 31, 2010 describes a change in the method of accounting for inventory costing to a last-in, first-out (LIFO) dollar value link chain method that determines current cost based on the most recent acquisition price from a LIFO specific goods method that determined current cost based on average purchase price. There are no authoritative criteria for determining a ‘preferable’ LIFO costing method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances.

Very truly yours,

/s/ Ernst & Young LLP